As filed with the Securities and Exchange Commission on March 3, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIR ISAAC CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-1499887
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California	95110
(Address of Principal Executive Offices)	(Zip Code)

FAIR ISAAC CORPORATION

2021 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Mark R. Scadina

Executive Vice President, General Counsel and Secretary

Fair Isaac Corporation

181 Metro Drive, Suite 700

San Jose, California 95110

(408) 535-1500

(Name, Address and Telephone Number of Agent for Service)

Copy to:

W. Morgan Burns

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

(612) 766-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	1,512,085	$456.44	$690,176,077.40	$75,298.22

(1)

This Registration Statement registers 1,512,085 shares of common stock, $0.01 par value per share (“Common Stock”), of Fair Isaac Corporation (the “Company”) available for issuance under the Company’s 2021 Long-Term Incentive Plan (the “2021 LTIP”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also will cover any additional shares of Common Stock that become issuable under 2021 LTIP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Company’s Common Stock.

(3)

Offering price estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low sale prices per share of the Company’s Common Stock as quoted on the New York Stock Exchange on February 25, 2021.

EXPLANATORY NOTE

The stockholders of Fair Isaac Corporation (the “Company”) approved the Fair Isaac Corporation 2021 Long-Term Incentive Plan (the “2021 LTIP”) on March 3, 2021. Pursuant to the 2021 LTIP, and based on the number of shares of common stock, par value $.01 per share (“Common Stock”) remaining available for future grants under the Fair Isaac Corporation 2012 Long-Term Incentive Plan on the effective date of the 2021 LTIP, 1,512,085 new shares of Common Stock are available for issuance under the 2021 LTIP. The purpose of this registration statement is to register the 1,512,085 new shares of Common Stock issuable under the 2021 LTIP.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (File No. 001-11689) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates, incorporated by reference in this registration statement:

(a)

The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2020 (which incorporates by reference certain portions of the Company’s Definitive Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders);

(b)	The Quarterly Report on Form 10-Q of the Company for the quarterly period ended December 31, 2020;

(c)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(d)

The description of the Company’s Common Stock contained in a registration statement filed pursuant to the Exchange Act, together with any amendments or reports filed for the purpose of updating that description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of common stock offered have been sold, or that deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides in relevant part as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Delaware law, the Company has included in its restated certificate of incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Company’s restated certificate of incorporation provides that the Company is required to indemnify its officers and directors to the fullest extent authorized by the Delaware General Corporation Law. The Company is also required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Company has entered into indemnification agreements with its directors and certain of its officers. Under the terms of the indemnification agreements, the Company has generally agreed to indemnify and advance expenses to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit.

The Company has obtained and intends to maintain directors and officers liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

4.1	Composite Restated Certificate of Incorporation of Fair Isaac Corporation. (Incorporated by reference to Exhibit 3.2 to the Company’s Form 10-Q for the quarter ended December 31, 2009)

4.2	Bylaws of Fair Isaac Corporation. (Incorporated by reference to Exhibit 3.1 to the Company’s Form 10-Q for the quarter ended December 31, 2009)

5	Opinion of Faegre Drinker Biddle & Reath LLP, counsel for the Registrant.

10.1	Fair Isaac Corporation 2021 Long-Term Incentive Plan.

23.1	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5 to this registration statement).

23.2	Consent of Independent Registered Public Accounting Firm.

24	Powers of Attorney.

Item 9. Undertakings.

A.	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, State of California on the 3rd day of March, 2021.

FAIR ISAAC CORPORATION

By:	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 3, 2021 by the following persons in the capacities indicated, including a majority of the Registrant’s directors:

Name	Title

/s/ William J. Lansing William J. Lansing Principal Executive Officer	Chief Executive Officer and Director

/s/ Michael I. McLaughlin Michael I. McLaughlin Principal Financial Officer	Executive Vice President and Chief Financial Officer

/s/ Michael S. Leonard Michael S. Leonard Principal Accounting Officer	Vice President and Chief Accounting Officer

* Fabiola R. Arredondo	Director

* Braden R. Kelly	Director

* James D. Kirsner	Director

* Eva Manolis	Director

* Marc F. McMorris	Director

* Joanna Rees	Director

* David A. Rey	Director

*By:	/s/ Mark R. Scadina
Mark R. Scadina Attorney-in-Fact